UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CHOICEONE FINANCIAL SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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109 East Division
Sparta, Michigan 49345

April 2, 2009

To our Shareholders:

We invite you to attend the Annual Meeting of Shareholders of ChoiceOne Financial Services, Inc. to be held at:

Moss Ridge Golf Club
13545 Apple Avenue
Ravenna, Michigan
April 30, 2009

11:00 a.m. Annual Meeting; social period to immediately follow

The purpose of the meeting is to elect directors.

Please plan to join us for an informal social period immediately following the conclusion of the business portion of the Annual Meeting, which starts at 11:00 a.m. Desserts and hors d'oeuvres will be served during the social period. Shareholders holding stock in single ownership form are invited to bring a guest.

The following proxy statement and enclosed proxy are being furnished to holders of ChoiceOne Financial Services, Inc. common stock on and after April 2, 2009. Please be sure to sign, date and return the enclosed proxy promptly whether or not you plan to attend the meeting. A proxy may be revoked at any time before it is exercised and shareholders who are present at the meeting may withdraw their proxy and vote in person if they wish to do so. All owners should sign proxies as their names appear on the proxy.

We hope you will join us at the 2009 Annual Meeting. We look forward to seeing you there.
Sincerely, James A. Bosserd President and Chief Executive Officer

109 East Division
Sparta, Michigan 49345

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

          The annual meeting of shareholders of ChoiceOne Financial Services, Inc. will be held at Moss Ridge Golf Club, 13545 Apple Avenue, Ravenna, Michigan, on Thursday, April 30, 2009, at 11:00 a.m. local time, for the following purposes:
1.	To elect directors.

2.	To transact any other business that may properly come before the meeting.

          Shareholders of record at the close of business on March 4, 2009, are entitled to notice of and to vote at the meeting and any adjournment of the meeting.

          IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2009: A complete set of proxy materials relating to our annual meeting is available on the Internet at: www.choiceone.com/proxymaterials.

By Order of the Board of Directors, Linda R. Pitsch Secretary

April 2, 2009
It is important that your shares be represented at the meeting. Even if you expect to attend the meeting, PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

CHOICEONE FINANCIAL SERVICES, INC.
109 East Division
Sparta, Michigan 49345

ANNUAL MEETING OF SHAREHOLDERS
April 30, 2009

PROXY STATEMENT

Meeting Information

Time and Place of Meeting

You are invited to attend the annual meeting of shareholders of ChoiceOne Financial Services, Inc. that will be held on Thursday, April 30, 2009, at Moss Ridge Golf Club, 13545 Apple Avenue, Ravenna, Michigan, at 11:00 a.m. local time.

This proxy statement and the enclosed proxy are being furnished to you on and after April 2, 2009, in connection with the solicitation of proxies by ChoiceOne's Board of Directors for use at the annual meeting. In this proxy statement, "we," "us," "our" and "ChoiceOne" refer to ChoiceOne Financial Services, Inc. and "you" and "your" refer to ChoiceOne shareholders.

Purpose of Meeting

The purpose of the annual meeting is to consider and vote upon the election of directors. Your Board of Directors recommends that you vote FOR each of the nominees discussed in this proxy statement.

How to Vote Your Shares

You may vote at the meeting if you were a shareholder of record of ChoiceOne common stock on March 4, 2009. You are entitled to one vote per share of ChoiceOne common stock that you own on each matter presented at the annual meeting.

As of March 4, 2009, there were 3,247,430 shares of ChoiceOne common stock issued and outstanding.

Your shares will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. If you specify a choice, your proxy will be voted as specified. If you do not specify a choice, your shares will be voted for the election of each nominee for director named in this proxy statement. If other matters are presented at the annual meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

You may revoke your proxy at any time before it is exercised by:
•	delivering written notice to the Secretary of ChoiceOne; or
•	attending and voting at the annual meeting.

Who Will Solicit Proxies

Directors, officers and employees of ChoiceOne and ChoiceOne Bank (referred to as the "Bank") will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of ChoiceOne common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. ChoiceOne will pay all expenses related to soliciting proxies.

Required Vote and Quorum

A plurality of the shares voting at the annual meeting is required to elect directors. This means that if there are more nominees than director positions to be filled, the nominees for whom the most votes are cast will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will not be counted as voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

A majority of the shares entitled to vote at the annual meeting must be present or represented at the meeting to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will be counted towards the quorum, even if you abstain from voting on some or all of the matters introduced at the meeting. Broker non-votes also count for quorum purposes.

Election of Directors

The Board of Directors presently consists of thirteen individuals divided into three classes. Each class of directors is as nearly equal in number as possible and serves for a three-year term of office. The term of office of one class of directors expires at the annual meeting each year. An individual may not continue to serve on the Board of Directors after he or she becomes 70 years old.

The Board of Directors proposes that the following nominees be elected as directors for terms expiring at the annual meeting of shareholders to be held in 2012:

          James A. Bosserd
          William F. Cutler, Jr.
          Lewis G. Emmons
          Paul Johnson

Each proposed nominee, except Mr. Emmons, currently serves as a director of ChoiceOne. The persons named in the enclosed proxy intend to vote for the election of the four nominees listed. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election - which we do not anticipate - the incumbent Board of Directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person so selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named.

ChoiceOne's Board of Directors and Executive Officers

Biographical information is presented below concerning the nominees for director, current directors whose term of office will continue after the annual meeting and ChoiceOne's executive officers. All of the directors of ChoiceOne also serve as directors of the Bank. Except as otherwise indicated, each nominee, current director and executive officer has had the same principal employment for over five years.

Nominees for Election as Directors with Terms Expiring in 2012

James A. Bosserd (age 59) has been a director of ChoiceOne and the Bank since he was appointed to those boards in April 2001. Mr. Bosserd has been President and Chief Executive Officer of ChoiceOne and the Bank since April 2001. Mr. Bosserd has also been President of ChoiceOne Insurance Agencies, Inc. since April 2001 and President of ChoiceOne Mortgage Company of Michigan from January 2002 until December 2008. Prior to joining ChoiceOne and the Bank, Mr. Bosserd was Senior Vice President-Retail Group Manager with Huntington National Bank, a commercial bank, since October 1997 and Senior Vice President-Private Banking Manager with Huntington National Bank since April 1999. Mr. Bosserd also served as President and Chief Executive Officer of FMB State Savings Bank, a commercial bank in Lowell, Michigan, from 1992 through 1997. Mr. Bosserd has also been a director of West Shore Computer Services, Inc., a data processing company in which the Bank owns a 25% interest, since February 2002. Mr. Bosserd is a director of the Sparta Downtown Development Authority, Wolverine World Wide YMCA, Harvest Way Community, MACB Service Corporation, and the Michigan FFA Foundation.

William F. Cutler Jr. (age 62) is the former Vice President of the H. H. Cutler Company, an apparel manufacturer. Mr. Cutler joined the H. H. Cutler Company in 1970 and served in various management and executive capacities until January 1994. The H. H. Cutler Company was sold to VF (Vanity Fair) Corporation in January 1994. Mr. Cutler has been a director of ChoiceOne and the Bank since October 1993. Mr. Cutler serves as a director of Spartan Distributors and served as a director of the Sparta Health Center from 1981 until 1996.

Lewis G. Emmons (age 64) is President of Emmons Development Company, a real estate firm. Mr. Emmons was a director of ChoiceOne from 1986 through 2006 and has served as a director of the Bank since 1978. Mr. Emmons' nomination was recommended by the Governance and Nominating Committee and approved by the Board of Directors.

Paul L. Johnson (age 59) is President of and owns Falcon Resources, Inc. in Belmont, Michigan, a sales, engineering and design firm for the automotive and furniture industries. Mr. Johnson has been a director of ChoiceOne and the Bank since July 1999. Mr. Johnson has been a director of ChoiceOne Insurance Agencies, Inc. since November 2000 through December 2006.

Your Board of Directors Recommends that You
Vote FOR the Election of All Nominees as Directors

Continuing Directors with Terms Expiring in 2010

Frank G. Berris (age 62) is President and Chief Executive Officer of and owns American Gas & Oil, Inc., a distributor of petroleum products and operator of gas stations. Mr. Berris is also a member of the Michigan Petroleum Association/Michigan Association of Convenience Stores. Mr. Berris has been a director of ChoiceOne and the Bank since August 1991.

Stuart Goodfellow (age 65) owns Goodfellow Blueberry Farms and Goodfellow Vending Services, L.L.C., a vending company. Mr. Goodfellow is also past Vice President and a director of the Michigan Blueberry Growers Association. Mr. Goodfellow has been a director of ChoiceOne and the Bank since August 1991.

Gary Gust (age 63) has been a director of ChoiceOne and the Bank since the merger (the "Merger") of Valley Ridge Financial Corp. ("Valley Ridge") with and into ChoiceOne and, prior to that, was a director of Valley Ridge and Valley Ridge Bank and/or Kent City State Bank ("Kent City") since 1991. Mr. Gust is President and sole shareholder of Gust Construction Company, a general contractor.

Nels Nyblad (age 55) owns Nyblad Orchards Inc. Mr. Nyblad is a director of Cherry Growers Inc. and Michigan Agricultural Commodities Marketing Assn. Mr. Nyblad has been director of ChoiceOne and the Bank since July 2008.

Continuing Directors with Terms Expiring in 2011

Jerome B. Arends (age 63) has been a director of ChoiceOne and the Bank since the Merger and, prior to that, was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1987. Mr. Arends was Chief Executive Officer and President of Ravenna Farm Equipment, Inc., a distributor of farm implements and equipment, until early 1999. Mr. Arends was Store Manager and a salesman for Kent Power Equipment, Inc., a distributor of farm equipment, from 1999 until his retirement in 2000.

K. Timothy Bull (age 60) has been a director of ChoiceOne and the Bank since the Merger and, prior to that, was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1993 and was also a director of Valley Ridge and Kent City from 1988 until 1991. Mr. Bull is President and sole shareholder of Moon Lake Orchards, Inc., a producer of fruit.

Dennis Nelson (age 60) has been a director of ChoiceOne and the Bank since the Merger and was a director of Valley Ridge Bank after the consolidation of Kent City and The Grant State Bank ("Grant") on December 6, 2006 to form Valley Ridge Bank (the "Consolidation"), a director of Valley Ridge since it merged with Community Bank Corporation ("Community") on July 1, 1996 (the "Valley Ridge/Community Merger") and a director of Community and/or Grant, the subsidiary bank of Community, from 1985 until the Valley Ridge/Community Merger and the Consolidation. Mr. Nelson is a dentist practicing in Grant, Michigan.

Jon E. Pike (age 66) was reappointed as Chairman of the Board of Directors of ChoiceOne and the Bank in May 2007. Mr. Pike is a Certified Public Accountant and Chairman of Beene Garter LLP, Certified Public Accountants, of Grand Rapids, Michigan. Mr. Pike previously served as Chairman of the Board of Directors from August 1998 until the Merger and has been a director of ChoiceOne and the Bank since September 1990. Mr. Pike serves as a director of Porter Hills Retirement Community and Services, Wolverine World Wide YMCA Board of Managers, Seidman Dean's Advisory Board, Seidman College of Business Grand Valley State University and Sparta Foam, Inc.

Donald VanSingel (age 64) has served as Vice Chairman of the Board of Directors of ChoiceOne and the Bank since May 2007, and has been a director of ChoiceOne and the Bank since the Merger. Prior to the Merger, Mr. VanSingel was Vice Chairman and a director of Valley Ridge since the Valley Ridge/Community Merger, a director of Valley Ridge Bank after the Consolidation, Chairman of Community and/or Grant from 1982 until the Valley Ridge/Community Merger and the Consolidation, and a

director of Community and/or Grant from 1973 until the Valley Ridge/Community Merger. Mr. VanSingel was a consultant for Governmental Consultant Services, Inc. from 1993 to 2008. Prior to that, Mr. VanSingel served in the Michigan House of Representatives. Mr. VanSingel serves as a director of Fremont Insurance Co.

Executive Officers who are not Directors

Sheila Clark (age 53) has been a Senior Vice President of the Bank since January 2007, was a Vice President of the Bank since the Merger and, prior to that, was a Vice President of Valley Ridge Bank since June 1999. Ms. Clark has been employed by either the Bank or Valley Ridge Bank since July of 1982 serving in various management and executive capacities. Ms. Clark was employed by Sparta State Bank (now the Bank) from Fall 1973 to Spring 1979. Ms. Clark also serves as a director of Mid-Michigan Banking Group.

Mary J. Johnson (age 45) has been a Vice President of the Bank since September 1998. Prior to that, Ms. Johnson was employed by the Bank, serving in various management and executive capacities since April 1993. Ms. Johnson serves as an officer of Johnson & Johnson Builders, Inc., a construction company.

Louis D. Knooihuizen (age 59) has been Senior Vice President, Commercial Loans of the Bank since December 2001. Mr. Knooihuizen was elected an officer of ChoiceOne Mortgage Company of Michigan from 2003 until December 2008. Prior to his employment with ChoiceOne, Mr. Knooihuizen was employed by Bank West, a commercial bank in Grand Rapids, Michigan, as Senior Vice President, Commercial Loans from 1999 to 2001 and by National City Bank, a commercial bank, as Vice President, Commercial Loans from 1995 to 1999. Mr. Knooihuizen also serves as a director of Mid-Michigan Banking Group and Sparta Rotary.

Thomas L. Lampen (age 53), a Certified Public Accountant, has been Vice President and Chief Financial Officer of the Bank since January 1992 and Treasurer of ChoiceOne since April 1987. Mr. Lampen has been the Treasurer of ChoiceOne Insurance Agencies, Inc. since January 1996 and the Treasurer of ChoiceOne Mortgage Company of Michigan from January 2002 until December 2008. Prior to his employment with ChoiceOne, Mr. Lampen was employed by Grant Thornton, a national accounting firm.

Michael E. McHugh (age 59) has been employed by the Bank as a Senior Vice President since the Merger. Prior to the Merger, Mr. McHugh was a director of Valley Ridge and Valley Ridge Bank and/or Kent City since 1989. Mr. McHugh was Secretary, Treasurer and Chief Financial Officer of Valley Ridge. Mr. McHugh was also an Executive Vice President of Valley Ridge Bank (and, before the Consolidation, Kent City) since 1987.

Linda R. Pitsch (age 62) was a director of ChoiceOne and the Bank from December 1994 until the Merger. Ms. Pitsch has served as Secretary of ChoiceOne and the Bank since February 1995. Ms. Pitsch also has served as Senior Vice President and Cashier of the Bank since January 1993. Ms. Pitsch has been an employee of the Bank since September 1969, serving in various management and executive capacities. Ms. Pitsch was a director of ChoiceOne Mortgage Company of Michigan and served as its Secretary from January 2002 until December 2008. Ms. Pitsch has been a director and Secretary of ChoiceOne Insurance Agencies, Inc. since December 1998. Ms. Pitsch is an instructor at Davenport University, and President and a director of Strawberry Pines Condominium Association.

Kelly Potes (age 47) has been Senior Vice President and General Manager of ChoiceOne Insurance Agencies, Inc. since January 2001. Prior to that, Mr. Potes was President of Kent-Ottawa Financial Advisors, Inc., a financial consulting firm, from 1998 to 2001 and Vice President, Retail Services of the Bank from 1984 to 1998. Mr. Potes has been a director of ChoiceOne Insurance Agencies, Inc. since January 2001. Mr. Potes serves as a Trustee of the Sparta Board of Education.

Corporate Governance

Independence

The Board of Directors has determined that the following 10 of its 13 directors meet the applicable Nasdaq Stock Market ("Nasdaq") standards for independence (including the heightened independence criteria applicable to audit committee members under the Nasdaq and Securities and Exchange Commission ("SEC") independence standards), have no material relationship with ChoiceOne, and therefore are independent:

          Jerome B. Arends
          Frank G. Berris

          K. Timothy Bull
          William F. Cutler, Jr.
          Stuart Goodfellow
          Paul L. Johnson
          Dennis Nelson
          Nels W. Nyblad
          Jon E. Pike
          Donald VanSingel

Mr. Gust is not considered independent because he performed construction services for the Bank that exceeded the materiality threshold set by Nasdaq rules during the past three years.

In making this determination, the Board of Directors considered the performance of maintenance services for the Bank by Mr. Arends and rental payments made to a company owned by Mr. Berris. In all such cases, the amounts paid by the Bank were below the materiality thresholds set by Nasdaq rules.

Committees of the Board of Directors

The Board of Directors has established the following four standing committees:
•	Audit Committee
•	Executive and Loan Review Committee
•	Governance and Nominating Committee
•	Personnel and Benefits Committee

Audit Committee.The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 and is directly responsible for the appointment, compensation, retention and oversight of the work of the independent public accountants. The Audit Committee oversees the financial reporting and accounting processes of ChoiceOne. The Audit Committee reviews their fees for audit and non-audit services and the scope and results of audits performed by them. The Audit Committee also reviews ChoiceOne's internal accounting controls, the proposed form of its financial statements, the results of internal audits and compliance programs, and the results of the examinations received from regulatory authorities. The Audit Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Audit Committee charter can be found in the Investor Relations section of ChoiceOne's website at www.choiceone.com. As of the date of this proxy statement, Jon E. Pike (Chairman), William F. Cutler, Jr., Dennis Nelson, Nels Nyblad and Donald VanSingel serve on the Audit Committee. ChoiceOne has designated Mr. Pike as its audit committee financial expert as defined by the SEC. All of the members of the Audit Committee are "independent" directors as defined by the rules of the SEC and the Nasdaq Marketplace Rules. The Audit Committee met four times during 2008.

Executive and Loan Review Committee. The Executive and Loan Review Committee reviews all aspects of the Bank's loan activity, including new loans of $25,000 or more, problem or other loans identified by examiners, loans 60 days or more past due and non-accrual loans. The Executive and Loan Review Committee also approves loan charge-offs and extensions of credit of up to 15% of the capital and surplus of the Bank. The Executive and Loan Review Committee may also act in other capacities if the Board of Directors so authorizes. As of the date of this proxy statement, Jerome Arends (Chairman), James A. Bosserd, Frank Berris, Stuart Goodfellow, Gary Gust, William F. Cutler, Jr., and Paul Johnson serve on the Executive and Loan Review Committee. There are no requirements that members of this committee be "independent." The Executive and Loan Review Committee met 12 times during 2008.

Governance and Nominating Committee. The Governance and Nominating Committee administers the process of nominations for directorships and coordinates ChoiceOne's corporate governance initiatives and policies. The Governance and Nominating Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Governance and Nominating Committee charter can be found in the Investor Relations section of ChoiceOne's website at www.choiceone.com. As of the date of this proxy statement, Jon E. Pike (Chairman), William F. Cutler, Jr. and Donald VanSingel serve on the Governance and Nominating Committee. All of the members of the Governance and Nominating Committee are "independent" directors as defined by Nasdaq Marketplace Rules. The Governance and Nominating Committee met two times during 2008.

Personnel and Benefits Committee. The Personnel and Benefits Committee performs the functions of a compensation committee. The Personnel and Benefits Committee:
•	Reviews from time to time the personnel policies and programs of ChoiceOne, and submits recommendations to the Board of Directors;
•	Administers the equity plans of ChoiceOne that are approved by the Board of Directors;
•	Reviews the administration of and proposed changes to the retirement and welfare benefit plans of ChoiceOne that are approved by the Board of Directors;
•	Makes recommendations to the Board of Directors with respect to incentive compensation plans and equity-based plans;
•	Makes any determinations and approvals relating to incentive-based compensation (with the ratification of the Board of Directors) as required to comply with applicable tax laws;
•

While meeting outside of the presence of the Chief Executive Officer, reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those corporate goals and objectives, and determines the compensation of the Chief Executive Officer based on the evaluation; and

•

While meeting outside of the presence of the Chief Executive Officer, determines the long-term incentive component of the compensation of the Chief Executive Officer, taking into consideration ChoiceOne's performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to ChoiceOne's Chief Executive Officer in past years.

The Personnel and Benefits Committee operates pursuant to a written charter, which was adopted by the Board of Directors. A current copy of the Personnel and Benefits Committee charter can be found in the Investor Relations Section of ChoiceOne's website at www.choiceone.com. All of the members of the Personnel and Benefits Committee are "independent" directors as defined by Nasdaq Marketplace Rules. As of the date of this proxy statement, Donald VanSingel (Chairman), Frank Berris, and Dennis Nelson serve on the Personnel and Benefits Committee. James A. Bosserd attends meetings but is not a member of this committee. The Personnel and Benefits Committee met two times during 2008.

Shareholder Nominations

The Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third party search firms and other sources. Shareholders may recommend individual nominees for consideration by the Governance and Nominating Committee by communicating with the committee as described under the heading "Communicating with the Board of Directors." The Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation. In evaluating the skills and characteristics required of board members, the committee considers various factors and believes that each candidate should:
•	be chosen without regard to sex, race, religion or national origin;
•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;
•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;
•	possess substantial and significant experience that would be of particular importance to ChoiceOne in the performance of the duties of a director;
•	have sufficient time available to devote to the affairs of ChoiceOne in order to carry out the responsibilities of a director; and
•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

To make a direct shareholder nomination, you must send a notice to the Secretary of ChoiceOne that sets forth with respect to each proposed nominee:

•	the name, age, business address and residence address of the nominee;
•	the principal occupation or employment of the nominee;
•	the number of shares of common stock of ChoiceOne that the nominee beneficially owns;
•	a statement that the nominee is willing to be nominated and to serve; and
•	such other information concerning the nominee as would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of the nominee.

You must send this notice to the Secretary not less than 120 days prior to the date of notice of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors.

Board Meetings and Attendance

During 2008, the ChoiceOne Board of Directors held 12 regular meetings and no special meetings. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees on which they served during the year (during the periods that they served).

Annual Meeting Attendance

ChoiceOne expects all of its directors to attend the annual meeting. In 2008, all directors attended the annual meeting except Mr. Gust.

Communicating with the Board of Directors

Shareholders and interested parties may communicate with members of ChoiceOne's Board of Directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o Linda R. Pitsch, Secretary, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345. All correspondence will be forwarded directly to the applicable members of the Board of Directors.

Ownership of ChoiceOne Common Stock

Ownership of ChoiceOne Stock by Directors and Executive Officers

The following table sets forth information concerning the number of shares of ChoiceOne common stock held as of December 31, 2008, by each of ChoiceOne's directors and nominees for director, each of the named executive officers and all of ChoiceOne's directors, nominees for director and executive officers as a group:
	Amount and Nature of Beneficial Ownership of Common Stock (1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power (2)	Shares Underlying Unexercised Options	Total Beneficial Ownership	Percent of Class
Jerome B. Arends	31,217	19,119	-	50,336	1.6%
Frank G. Berris	26,034	-	-	26,034	*
James A. Bosserd	4,850	4,635	14,702	24,187	*
K. Timothy Bull	50,755	3,102	-	53,857	1.7%
William F. Cutler, Jr.	-	36,516	-	36,516	1.1%
Richard L. Edgar(4)	57,865	17,287	-	75,152	2.3%
Lewis G. Emmons	16,047	-	-	16,047	*
Stuart Goodfellow	55,880	7,512	-	63,392	2.0%
Gary Gust	58,021	-	-	58,021	1.8%
Paul Johnson	-	40,198	-	40,198	1.2%
Dennis Nelson	8,202	-	-	8,202	*
Nels Nyblad	1,947	13,126	-	15,073	*
Jon E. Pike	3,405	25,642	-	29,047	*
Donald VanSingel	6,626	6,205	-	12,831	*
Michael McHugh	30,007	3,400	750	34,157	1.0%
Louis Knooihuizen	4,476	-	5,250	9,726	*
All directors, nominees for director and executive officers as a group (3)	364,650	201,580	38,106	604,339	18.7%

*Less than 1%.
(1)

The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person.

(2)

These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, certain relatives and minor children over whom the listed person may have influence by reason of relationship.

(3)

Total beneficial ownership includes 149,685 shares of ChoiceOne common stock held by the ChoiceOne Bank 401(k) and Employee Stock Ownership Plan in the accounts of employees, of which executive officers of ChoiceOne are administrators. Of the 149,685 shares of ChoiceOne common stock in this plan, the directors and executive officers have included 93,260 shares in this table as beneficially owned with sole voting and dispositive power. The remaining 56,425 shares are reported as beneficially owned with shared voting or dispositive power and the officers and directors disclaim beneficial ownership of such shares.

(4)	Mr. Edgar chose not to stand for re-election to the board at the 2009 Annual Meeting of Shareholders.

Five Percent Shareholders

No person or group is known to ChoiceOne to be a beneficial owner of 5% or more of ChoiceOne's outstanding shares of common stock as of March 4, 2009.

Executive Compensation

Summary of Executive Compensation

The following table shows certain information concerning the compensation earned by the Chief Executive Officer and each of ChoiceOne's two most highly compensated executive officers who served in positions other than Chief Executive Officer (together, the "named executive officers") during the fiscal year ended December 31, 2008.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation	Total
James A. Bosserd, President and Chief Executive Officer of ChoiceOne and Bank	2008 2007	$224,300(2) $216,200(2)	- -	$5,730 $11,760	$6,778 $14,640	$231,078 $242,600
Michael McHugh Senior Vice President of Bank Vice President of ChoiceOne	2008 2007	$132,147 $129,503	- -	$2,865	$4,738 $9,416	$136,885 $138,919
Louis Knooihuizen Senior Vice President of Bank Vice President of ChoiceOne	2008 2007	$114,500 $112,600	- -	$2,865 $5,880	$4,209 $8,145	$118,709 $126,625

(1)

Calculated in accordance with Statement of Financial Accounting Standards No. 123(R). See Note 16 to ChoiceOne's consolidated financial statements for the assumptions underlying the values in this column.

(2)	The amount reported includes directors' fees paid to Mr. Bosserd totaling $16,200 in 2008 and $16,200 in 2007.

Employment Contracts

As an inducement for Mr. Bosserd's agreement to serve as a director and President and Chief Executive Officer of ChoiceOne and the Bank, ChoiceOne entered into a three-year employment agreement with Mr. Bosserd in 2007 that extends each year for one additional year, unless either ChoiceOne or Mr. Bosserd provides notice of termination. Under this agreement, ChoiceOne agreed to:
•	pay Mr. Bosserd a salary of $160,000 per year as may be adjusted, less taxes and withholdings, plus possible bonuses;
•	pay Mr. Bosserd the regular director's fee for attending Board meetings;
•	provide Mr. Bosserd with an automobile allowance of $600 per month;
•	reimburse Mr. Bosserd for all documented business expenses;
•	continue to pay Mr. Bosserd his base salary for the remainder of the term if Mr. Bosserd is terminated, without cause, or quits for "good reason" following a change in control of ChoiceOne;
•	provide Mr. Bosserd with thirty sick and personal days per year; and
•	provide Mr. Bosserd with the same health and other employee benefits provided to other executive employees of ChoiceOne and the Bank.

Mr. Bosserd agreed not to compete with ChoiceOne or the Bank during the term of his employment agreement unless his employment is terminated by the Company without cause or by Mr. Bosserd for "good reason" after a change in control.

401(k) Plan

The ChoiceOne Bank 401(k) and Employee Stock Ownership Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986 (the "Code").

The purpose of the 401(k) plan is to permit Bank employees, including the named executive officers, to save for retirement on a pre-tax basis. In addition to an employee's pre-tax contributions, the Bank may contribute discretionary matching and/or employee stock ownership plan payments to the 401(k) plan. If the Bank contributes matching and/or employee stock ownership plan payments to the 401(k) plan, those contributions will become fully vested after six years of a participant's vesting service. The Bank has generally made a contribution to the 401(k) plan each year.

The employee stock ownership plan provisions provide that the 401(k) plan, in part, is designed to invest primarily in stock of ChoiceOne.

Termination and Change in Control Provisions

Mr. Bosserd's employment agreement provides that after a "change in control," in the event that Mr. Bosserd's employment is terminated without cause or Mr. Bosserd terminates his employment for "good reason," then Mr. Bosserd will be entitled to continuation of his salary and benefits through the term of his employment agreement. Good reason is defined in the agreement to include, among other things, a material demotion, assignment of duties inconsistent with Mr. Bosserd's status as President and Chief Executive Officer, a relocation of Mr. Bosserd, failure of ChoiceOne to elect Mr. Bosserd as Chief Executive Officer of ChoiceOne or the Bank, or a material breach by ChoiceOne of any provision of the agreement. Under Mr. Bosserd's agreement, a change in control is deemed to have occurred as of the first day that there is a change in the ownership, the effective control, or the ownership of a substantial portion of ChoiceOne's assets. The Personnel and Benefits Committee believes the "double trigger" of requiring both a change in control and termination of employment provides an appropriate balance of protection for both ChoiceOne and Mr. Bosserd.

ChoiceOne has an Executive Employee Salary Continuation Agreement with Mr. McHugh. The Agreement was originally executed between Valley Ridge and Mr. McHugh prior to the Merger. The agreement provides for payments to Mr. McHugh in the event of his retirement, disability, or termination. Under the agreement, if Mr. McHugh retires after reaching age 60, ChoiceOne will pay him $9,100 per year in monthly installments for a period of 15 years (or 180 monthly payments), except that these payments will not commence in any event until Mr. McHugh reaches the normal full retirement age of 65. The Board of Directors may, in its discretion, increase the benefit in subsequent years to adjust for inflation. If Mr. McHugh retires after reaching age 65, his annual payment will be increased by five percent per year, prorated monthly, for each month that he defers his retirement beyond the full retirement date.

If Mr. McHugh's employment with ChoiceOne terminates voluntarily or involuntarily prior to his reaching age 60, he will be paid an immediate lump-sum amount determined in accordance with the agreement, except that if he is involuntarily terminated following a change in control of ChoiceOne, he will receive 100% of his gross salary for the twelve month period prior to termination in addition to the immediate lump-sum payment. Any payments to Mr. McHugh following a change in control will be subject to a maximum amount of 2.99 times his "base amount," as that term is defined in Section 280G of the Code.

If Mr. McHugh dies prior to the commencement of benefits under the agreement, then his beneficiary will receive a survivor's benefit of $758.33 per month for 180 months. If he dies after the commencement of benefits, then any remaining benefits will be paid to his beneficiary.

ChoiceOne has granted certain stock options pursuant to the Executive Stock Incentive Plan that are subject to accelerated full vesting upon a change in control of ChoiceOne.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options for each named executive officer outstanding as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
James A. Bosserd	276 276 275 275 394 394 394 393 657 656 656 656 788 788 787 787 625 625 625 750 750 750	625 750 750 750 750 750	$13.04 13.04 13.04 13.04 13.70 13.70 13.70 13.70 16.31 16.31 16.31 16.31 21.43 21.43 21.43 21.43 18.85 18.85 18.85 17.95 17.95 13.50 18.85 17.95 17.95 13.50 13.50 13.50

2/20/12
2/20/12
2/20/12
2/20/12
1/15/13
1/15/13
1/15/13
1/15/13
1/21/14
1/21/14
1/21/14
1/21/14
1/19/15
1/19/15
1/19/15
1/19/15
1/17/16
1/17/16
1/17/16
1/17/17
1/17/17
1/23/18
1/17/16
1/17/17
1/17/17
1/23/18
1/23/18
1/23/18

Michael McHugh	375	375 375 375	13.50 13.50 13.50 13.50	1/23/18 1/23/18 1/23/18 1/23/18

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Option Expiration Date
Louis Knooihuizen	132 131 131 131 132 131 131 131 196 197 197 197 197 197 197 197 188 187 188 375 375 375	187 375 375 375 375 375	$13.70 13.70 13.70 13.70 13.70 13.70 13.70 13.70 16.31 16.31 16.31 16.31 21.43 21.43 21.43 21.43 18.85 18.85 18.85 17.95 17.95 13.50 18.85 17.95 17.95 13.50 13.50 13.50

6/19/12
6/19/12
6/19/12
6/19/12
1/15/13
1/15/13
1/15/13
1/15/13
1/21/14
1/21/14
1/21/14
1/21/14
1/19/15
1/19/15
1/19/15
1/19/15
1/17/16
1/17/16
1/17/16
1/17/17
1/17/17
1/23/18
1/17/16
1/17/17
1/17/17
1/23/18
1/23/18
1/23/18

(1)	The following table sets for the vesting dates for unvested option awards to each named executive officer as of December 31, 2008:

Executive Officer	Vesting Date	Number of Options Vesting
James A. Bosserd	1/18/09 1/18/09 1/24/09 1/18/10 1/24/10 1/24/11	625 750 750 750 750 750
Michael McHugh	1/24/09 1/24/10 1/24/11	375 375 375
Louis Knooihuizen	1/18/09 1/18/09 1/24/09 1/18/10 1/24/10 1/24/11	187 375 375 375 375 375

Option Exercises

None of the named executive officers exercised any options during 2008.

Pension Benefits

ChoiceOne's named executive officers do not participate in a defined benefit pension plan.

Director Compensation

The following table provides information concerning the compensation of directors for ChoiceOne's last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash (1)	Stock Awards (1)	All Other Compensation (2)	Total
Jerome B. Arends	$17,400			$17,400
Frank G. Berris	$11,700	$5,300		$17,000
K. Timothy Bull	$15,650			$15,650
William F. Cutler, Jr.		$18,300		$18,300
Richard L. Edgar(3)	$14,800		$171,216	$186,016
Stuart Goodfellow		$18,000		$18,000
Gary Gust	$16,600			$16,600
Robert Humphreys (4)		$5,300		$5,300
Paul L. Johnson	$17,050			$17,050
Dennis Nelson	$17,250			$17,250
Nels W. Nyblad (5)		$9,800		$9,800
Jon E. Pike		$19,050		$19,050
Donald VanSingel	$16,550			$16,550
Andrew W. Zamiara (6)	$13,900			$13,900

(1)

Directors may elect to use fees otherwise payable in cash to instead receive stock awards pursuant to the Directors Stock Purchase Plan described in the narrative below. Such amounts are reflected in the "Stock Awards" column.

(2)	The amount reported for Mr. Edgar includes: (a) $25,000 in consulting fees and (b) $146,216 representing payments under his change in control agreement with Valley Ridge.
(3)	Mr. Edgar chose not to stand for re-election to the board at the 2009 Annual Meeting of Shareholders.
(4)	Mr. Humphreys retired from the Board on June 26, 2008.
(5)	Mr. Nyblad was appointed to the Board on June 26, 2008.
(6)	Mr. Zamaira retired from the Board on December 18, 2008.

Directors who were not employees of ChoiceOne or the Bank received $150 per meeting of any committee of the Board of Directors on which they served. During 2008, the Bank compensated its directors at the rate of $800 per meeting attended. During 2008, a retainer of $1,000 was paid for ChoiceOne and a retainer of $5,000 was paid for the Bank. The Chairman of the Board and the President of ChoiceOne each received an additional $600 retainer. In February 2009, the Board of Directors voted to decrease the annual retainer for the Bank to $4,000 and the per meeting fee for the Bank to $700.

Under ChoiceOne's Directors' Stock Purchase Plan, a director may elect to receive payment of 25%, 50%, 75% or 100% of his or her director fees in the form of ChoiceOne common stock. On each quarterly payment date, a director participating in this plan receives a number of shares of ChoiceOne common stock (rounded to the nearest whole share) determined by dividing the dollar amount of fees payable that the director has elected to receive as ChoiceOne common stock by the market value of ChoiceOne common stock determined by a poll of ChoiceOne's market makers on the last day of the month preceding the quarterly payment date.

ChoiceOne entered into a consulting and noncompetition agreement with Mr. Edgar. Mr. Edgar's agreement provides that he will serve as a consultant until reaching age 65. In addition, Mr. Edgar agreed not to compete with ChoiceOne for a period of three years after the closing of the Merger. In exchange for the consulting services and noncompetition restrictions, Mr. Edgar will receive $25,000 per year in cash or other benefit costs. In addition, Mr. Edgar entered into an employment agreement with Valley Ridge on January 13, 1998. The employment agreement had a five-year term that each year extended for an additional year. Upon termination of Mr. Edgar's employment on January 2, 2007, the employment agreement entitled him to receive continued salary and benefits for the remainder of the term of the employment agreement. However, the employment agreement also provides that Mr. Edgar's total salary and benefit continuation payments may not exceed 2.99 times his "base amount" as determined under Code Section 280G.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments and benefits payable to each of ChoiceOne's named executive officers upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the termination of employment took place on December 31, 2008.
Triggering Event and Payments/Benefits	James A. Bosserd	Michael McHugh	Louis Knooihuizen

Change in Control (1)(2)(3)	$493,109	$129,880	$0

Termination(4)	$0	$43,908	$0

Death (5)(6)	$208,000	$136,499	$114,400

(1)	Upon a change in control of ChoiceOne, the executives' outstanding options become fully vested.
(2)

The payments and benefits are triggered after certain terminations of employment following a change in control of ChoiceOne, which are discussed under the heading "Termination and Change in Control Provisions."

(3)

The payments to Mr. Bosserd under his employment agreement and to Mr. McHugh under his Executive Employee Salary Continuation Agreement after a change in control are limited by Section 280G of the Code. The amount reported for Mr. Bosserd is the maximum amount permissible under Section 280G.

(4)

Assumes termination does not follow a change in control. See the discussion regarding Mr. McHugh's Executive Employee Salary Continuation Agreement under the heading "Termination and Change in Control Provisions" in this Proxy Statement.

(5)	The amount reported for Mr. McHugh represents 180 monthly payments of the monthly benefit payable to him under his Executive Employee Salary Continuation Agreement.
(6)	The Bank obtained Bank Owned Life Insurance on key executives and, if the executive dies while still working for the Bank, the estate will receive one full year of compensation.

Audit Committee Report

The Audit Committee reviews and supervises ChoiceOne's procedures for recording and reporting the financial results of its operations on behalf of the Board of Directors. ChoiceOne's management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its supervisory duties, the Audit Committee has reviewed ChoiceOne's audited financial statements for the year ended December 31, 2008 included in the 2008 Annual Report to Shareholders and has discussed those financial statements with ChoiceOne's management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee has also reviewed with ChoiceOne's independent auditors - who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles - the judgments of the independent auditors concerning the quality, not just the acceptability, of the accounting principles and such other matters that are required under generally accepted auditing standards to be discussed with the independent auditors. In addition, the Audit Committee has received from the independent auditors the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, has discussed with them their independence from ChoiceOne's management and ChoiceOne, and has considered the compatibility of nonaudit services with their independence.

After and in reliance on the reviews and discussions described above, the Audit Committee recommended to ChoiceOne's Board of Directors that the audited financial statements for the year ended December 31, 2008 be included in ChoiceOne's Annual Report on Form 10-K for the year then ended to be filed with the SEC.

Respectfully submitted,

Jon E. Pike (Chairman)
William F. Cutler, Jr.
Dennis Nelson
Nels W. Nyblad
Donald VanSingel

Related Matters

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of ChoiceOne and persons who beneficially own more than 10% of the outstanding shares of its common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of common stock with the SEC. SEC regulations require such persons to furnish ChoiceOne with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, except as described below, all applicable Section 16(a) reporting and filing requirements were satisfied by such persons from January 1, 2008 through December 31, 2008. One Form 4 reporting one acquisition of shares by Jerome B. Arends was filed late on September 17, 2008.

Certain Relationships and Related Transactions

Directors, nominees for director and executive officers of ChoiceOne and members of their immediate families were customers of and had transactions with the Bank in the ordinary course of business between January 1, 2008, and December 31, 2008. We anticipate that such transactions will take place in the future in the ordinary course of business. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

The Bank paid $189,246 in 2007 to Gust Construction Company, a general contractor, for construction services provided to the Bank and its branches. Gary Gust, a director of ChoiceOne and the Bank, is the President and sole shareholder of Gust Construction Company. Gust Construction Company was awarded the contract pursuant to a competitive bidding process.

Independent Registered Public Accounting Firm

Plante & Moran, PLLC ("Plante Moran"), has been selected to serve as ChoiceOne's principal accountant for 2009. Plante Moran also served as ChoiceOne's principal accountant for 2008.

Representatives of Plante Moran are not expected to attend the annual meeting. If a representative of Plante Moran attends the meeting, the representative will have an opportunity to make a statement if he or she desires to do so and will be expected to be available to respond to appropriate questions. In accordance with SEC rules, ChoiceOne's Audit Committee has adopted a Pre-Approval Policy. Under the Pre-Approval Policy, all audit and non-audit services need to be pre-approved by the Audit Committee.

The Pre-Approval Policy permits the Audit Committee to delegate to one or more of its members pre-approval decisions. The member or members to whom such authority is delegated shall report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee has identified certain services that do not impair the independence of the independent auditors and granted general pre-approval for those services. All services that do not have general pre-approval must be specifically pre-approved by the Audit Committee. The Audit Committee will periodically set pre-approval fee levels for all services to be provided by the independent auditors. Any proposed services exceeding these levels require specific pre-approval by the Audit Committee.

The Pre-Approval Policy requires the independent auditors to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding specific services to be provided.

Requests or applications to provide services that require separate pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditors and the Chief Executive Officer or Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC's rules on auditor independence. All fees paid to Plante Moran for services performed in 2007 and 2008 were pre-approved pursuant to this policy.

Audit Fees. ChoiceOne paid to Plante Moran $85,000 during 2008 and $82,500 during 2007 for the audit of ChoiceOne's annual financial statements and review of financial statements included in ChoiceOne's quarterly reports on Form 10-Q, or services that are normally provided by the auditors in connection with statutory and regulatory filings.

Audit-Related Fees. ChoiceOne paid to Plante Moran $10,000 during 2008 and $12,000 during 2007 for assurance and related services that were reasonably related to the performance of the audit or review of ChoiceOne's financial statements and are not reported under "Audit Fees" above.

Tax Fees. ChoiceOne paid to Plante Moran $10,000 during 2008 and $12,000 during 2007 for tax compliance, tax advice and tax planning. Tax services included preparing ChoiceOne's federal and state tax returns.

All Other Fees. ChoiceOne paid to Plante Moran $0 during 2008 and $7,500 during 2007 for services other than those services described above. These services included general consultations.

Shareholder Proposals

If you would like a proposal to be presented at the 2010 annual meeting of shareholders and if you would like your proposal to be considered for inclusion in ChoiceOne's proxy statement and form of proxy relating to that meeting, you must submit the proposal to ChoiceOne in accordance with Securities and Exchange Commission Rule 14a-8. ChoiceOne must receive your proposal by December 2, 2009 for your proposal to be eligible for inclusion in the proxy statement and form of proxy relating to that meeting. To be considered timely, any other proposal that you intend to present at the 2010 annual meeting of shareholders must similarly be received by ChoiceOne by December 2, 2009.

Form 10-K Report Available

ChoiceOne's Form 10-K Annual Report to the Securities and Exchange Commission, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Mr. Thomas L. Lampen, Treasurer, ChoiceOne Financial Services, Inc., 109 East Division, Sparta, Michigan 49345.

CHOICEONE FINANCIAL SERVICES, INC.
P R O X Y	109 East Division Sparta, Michigan 49345 Annual Meeting of Shareholders - April 30, 2009	P R O X Y

          The undersigned shareholder appoints Jon E. Pike, Linda R. Pitsch and Donald VanSingel, or any of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote at the annual meeting of shareholders of ChoiceOne Financial Services, Inc. referred to above and any adjournment of that meeting, on all matters that come before the meeting.
1.	Election of Directors

	[ ]	FOR all nominees listed below (except as indicated below)	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed below

James A. Bosserd	William F. Cutler, Jr.	Lewis G. Emmons	Paul Johnson

(Instruction: To withhold authority to vote for any individual nominee, strike out that nominee's name in the list above.)

Your Board of Directors recommends that you vote FOR all nominees

          This proxy is solicited by the Board of Directors. If this proxy is properly executed and delivered, the shares represented by this proxy will be voted as specified. If no specification is made, the shares will be voted for election of all nominees named on this proxy. The shares represented by this proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting or any adjournment of the meeting.
Dated: ____________, 2009	Please sign exactly as your name(s) appear(s) on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Signature

Signature if held jointly

IMPORTANT -- Please Mark, Sign, Date and Return Promptly in the Enclosed Envelope